EXHIBIT 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS RECORD PRODUCTION AND NET INCOME
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2003

Denver, Colorado, October 30, 2003: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) is pleased to announce record production, revenue and net income for the third quarter and the first nine months of 2003. For the third quarter, revenue was $18.8 million on sales of 50,871 ounces of gold, resulting in net income of $6.2 million ($0.054 per share), compared with revenue of $8.4 million on sales of 27,681 ounces and net income of $0.8 million ($0.010 per share) for the same quarter in 2002. For the first nine months of 2003, Golden Star had sales of 129,269 ounces of gold, revenue of $46.6 million and net income of $14.7 million ($0.138 per share). This compares with sales of 89,745 ounces, revenue of $27.4 million and net income of $3.8 million ($0.055 per share) for the first nine months of 2002. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

Gold production in the third quarter, all from the Company’s Bogoso/Prestea mine in Ghana, was at a cash operating cost of $154 per ounce and was sold into the spot gold market for an average realized gold price of $363 per ounce. This is compared to a cash operating cost of $200 per ounce and an average realized gold price of $315 per ounce in the same period in 2002. Total cash cost per ounce averaged $182 during the third quarter, down from $222 per ounce in the third quarter of 2002. For the first nine months this year, the Company’s cash operating cost averaged $168 per ounce and realized price averaged $356 per ounce, compared with a cash operating cost of $182 per ounce and a realized price of $305 per ounce for the first nine months in 2002. Total cash cost per ounce averaged $196 for the nine months as compared to $203 per ounce in the same period of 2002.

The continued improvement in financial results in the third quarter and first nine months of 2003 were primarily due to increased production and higher gold prices. Higher grades and improved recoveries were responsible for the higher gold production versus the same periods of 2002, despite a slight reduction in ore tonnage processed.

Peter Bradford, President and CEO of Golden Star commented, “We are very pleased that our operations at Bogoso/Prestea in Ghana continue to perform well, with record gold production in the quarter and for the first nine months. We are also excited that the development at Wassa is on track and we can expect production from Wassa in the first quarter of 2004. In parallel, technical studies on the possible expansion of Bogoso/Prestea are being prepared and we

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continue our evaluation of the Prestea Underground.” Wassa is expected to produce 75,000 ounces in 2004 and 140,000 ounces in 2005 at a cash operating cost of around $200 per ounce.

FINANCIAL HIGHLIGHTS

Financial results are summarized as follows:

	Quarter ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Gold sold (ounces)	50,871	27,681	129,269	89,745
Price realized ($ per ounce)	363	315	356	305
Cash operating cost ($ per ounce) (1)	154	200	168	182
Royalties ($ per ounce)	28	22	28	21
Total cash cost ($ per ounce) (1)	182	222	196	203
Revenues (in thousands $)	18,801	8,350	46,635	27,381
Net income (in thousands $)	6,240	834	14,687	3,845
Net income per share ($)	0.054	0.010	0.138	0.055
Net income per fully diluted share ($)	0.051	0.010	0.130	0.052
Average shares outstanding (in millions)	114.6	83.4	106.5	70.3
Fully diluted (in millions)	123.4	87.1	112.6	74.5
Shares outstanding, period end (in millions)	121.2	84.0	121.2	84.0

Note 1. See note on non-GAAP financial measures below.

OPERATING HIGHLIGHTS

All production in the first nine months of 2003 was mined from the Plant-North pit at Prestea and processed through the Bogoso processing plant. Production details are as follows:

	Quarter ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Ore mined (thousands tonnes)	542	500	1,655	1,728
Waste mined (thousands tonnes)	1470	1,179	5,048	3,725
Tonnes milled (thousands)	547	574	1,563	1,668
Average grade milled (g/t)	3.70	2.18	3.44	2.35
Mill recovery (%)	87.9	74.2	79.8	72.2

CASH AND CASH FLOW

Cash flow from operations (before working capital changes) totaled $8.4 million during the third quarter, versus $1.4 million during the same period last year. For the first nine months of 2003, cash flow from operations (before working capital changes) totaled $20.5 million, versus $5.8 million for the 2002 period.

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At September 30, 2003, cash and short-term investments were $57.3 million, up from $20.0 million at December 31, 2002.

BOGOSO/PRESTEA

The Bogoso mill processed an average of 5,941 tonnes of ore per day in the third quarter this year, down from 6,240 tonnes in the third quarter of 2002. The tonnage decrease this quarter partially resulted from a lower capacity temporary replacement to the drive unit on our mill feed conveyor, which was replaced by a full capacity unit early in the third quarter. Processing rates were also reduced to optimize recoveries from the higher grade feed material, and the gravity circuit installed in late 2001 has proved particularly beneficial in this respect.

Fourth quarter production is expected to be lower as a result of lower forecast grades and recoveries.

Cash operating cost decreased to $154 per ounce in this past quarter compared to 2002’s third quarter cash operating cost of $200 per ounce.

Having produced 129,269 ounces at a cash operating cost of $168 per ounce in the first nine months of 2003, we updated our estimate for the full year to approximately 160,000 ounces at a cash operating cost of about $175 per ounce. This updated estimate could be exceeded by as much as 5,000 to 10,000 ounces.

EXPANSION AT BOGOSO/PRESTEA

Production in 2004 will be primarily from transition and fresh material at the Plant North Pit, treated through the Bogoso processing plant, incorporating a flotation circuit currently under construction. As a result of the planned lower throughputs and recoveries on this material, 2004 production from the existing Bogoso plant is expected to be lower than 2003. Potentially offsetting this, technical studies for the expansion of Bogoso/Prestea are underway. The Company purchased a 4,500 tonne-per-day carbon-in-leach (“CIL”) plant for $4.3 million in July and subject to a final Board decision and permitting, we plan to complete the relocation of this plant to Bondaye on the Prestea concession in 2004. In parallel, we plan to modify the present 6,000 tonne-per-day CIL plant at Bogoso by adding a bio-oxidation circuit to process refractory ores.

With these additions, the Bogoso/Prestea milling complex would be able to simultaneously process a wider range of ore types ranging from non-refractory to refractory/sulfide ore at Bogoso/Prestea, resulting in increased production, improved cost efficency and significantly simplifying our future mine scheduling. Preliminary estimates of capital costs, including the acquisition of the CIL plant, the Bogoso plant expansion and the expansion of the Bogoso/Prestea mining fleet, total about $60 million.

Subject to successful completion of the ongoing technical studies, a decision to proceed, timely receipt of the necessary permitting, and commissioning of the Bondaye plant in Q3 2004, total production for Bogoso/Prestea is expected to increase to about 175,000 ounces in 2004.

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WASSA DEVELOPMENT PROJECT

The Wassa feasibility study was completed in July, although construction on mill and processing plant foundations began earlier during the second quarter. In July, we awarded a lump sum turnkey contract for the construction of a carbon-in-leach mill and infrastructure development at Wassa to a South African contractor. The construction and development costs at Wassa are projected at $25.5 million, with an additional $14.2 million of capital for a mining fleet expected to be acquired in 2004 and 2005.

Gold production from Wassa is scheduled to begin in the first quarter of 2004 with milling of material from the existing heap leach pads, which will be processed through the CIL plant, producing an estimated 75,000 ounces in 2004 at cash operating costs of approximately $211 per ounce. When mining from the open pit commences in 2005, Wassa is expected to produce approximately 140,000 ounces annually at an average cash operating cost of about $200 per ounce.

The permitting process is proceeding on schedule, with the mining permit expected to be received by year-end.

PRESTEA UNDERGROUND

The Prestea Underground is an underground mine beneath our Prestea open-pit property. The mine was put on care and maintenance in 2002 at the time of our acquisition. Golden Star’s 90% owned subsidiary has an approximate 63% managing joint venture interest in the Prestea Underground and is increasing this interest by funding exploration and development expenditures. Compilation of 130 kilometers of underground workings together with old drill and channel sampling data into a digital database is now complete. This is the first time in Prestea’s long mining history that data from widely different sources has been placed in one comprehensive database. The new database will allow for more constructive modeling and interpretation and will facilitate resource analysis and mine planning. An underground exploration drilling and sampling program commenced in the third quarter and is targeting zones identified in the analysis of the newly consolidated data.

EXPANSION OF GHANA LAND POSITION

During the third quarter, the Company acquired the Asikuma and Mansiso exploration properties from Birim Goldfields Inc. for $3.4 million plus a net smelter return royalty. This follows the successful acquisition of Mampon from Ashanti Gold Fields Company Limited in the second quarter. The addition of the Birim properties delivers access to an additional 45 kilometers of the Ashanti Trend immediately north of Bogoso. Golden Star is now the largest mining property owner on the prolific Ashanti Trend, controlling over 100 kilometers of strike length.

FUNDING OF PROJECTS

In August, the Company closed its firm commitment underwritten equity offering of 9.43 million common shares, raising gross proceeds of Cdn$36.8 million (approximately $26.6 million). We used part of the proceeds to buy back the royalties and debt on the Wassa property (which was completed in October 2003), and plan to use the balance for exploration and development

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activities in Ghana and for general corporate purposes. We currently intend that the Wassa development will be funded from current cash resources and cash flow from operations. If the technical studies on the Bogoso/Prestea expansion are favorable, potential sources of funding for the expansion would most likely include cash generated by operations, debt, equity or some combination of the three, although there can be no assurance we would successfully obtain the amount of funds required.

COMPANY PROFILE

Golden Star has a significant property position in Ghana on the Ashanti gold belt including a 90% equity interest in both the Bogoso/Prestea open-pit mine, which is now expected to produce in excess of 160,000 ounces of gold in 2003 at a cash operating cost of about $175 per ounce, and the Wassa gold project, where Golden Star is currently developing and constructing a new mine and carbon-in-leach mill expected to reach first gold production in early 2004. The Company is actively exploring its significant land position in Ghana, including the majority owned Prestea Underground gold mine which previously produced in excess of 9 million ounces and where the Company has an active exploration and drilling program. In addition, the Company has other gold exploration interests elsewhere in West Africa and in the Guiana Shield in South America. Golden Star has approximately 122 million common shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated funding, construction cost estimates, construction completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2002. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this press release, the terms “total cash cost per ounce” and “cash operating cost per ounce” are used. Total cash cost per ounce is equal to mining

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operations expense for the period divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties. We have included cash operating cost information to provide investors with information about the cash generating capacities of our mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) in Canada and the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

Consolidated Financial Statements can be found on the Form 10-Q filed with the SEC on October 30, 2003, and can be accessed through the Company’s website: www.gsr.com.

For further information, please contact:

GOLDEN STAR RESOURCES LTD. Peter Bradford, President and CEO Allan Marter, Chief Financial Officer	+1 800 553 8436 +1 303 894 4613 +1 303 894 4631

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